Exhibit (a) 1.15

RUSSELL INVESTMENT COMPANY

AMENDMENT TO MASTER TRUST AGREEMENT

Regarding Designation of Sub-Trusts and Classes

AMENDMENT NO. 14 to the Amended and Restated Master Trust Agreement dated August 19, 2002 (referred to herein as the “Agreement”), done this 22nd day of May, 2007, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof without shareholder approval;

WHEREAS, Section 4.2 of the Agreement provides that the Trustees may fix and determine certain relative rights and preferences of the shares of the Sub-Trusts in accordance with the provisions of such Section 4.2;

WHEREAS, the Trustees wish to establish and designate additional classes of shares of interest in existing Sub-Trusts and fix and determine certain relative rights and obligations of the shares of said classes of such Sub-Trusts;

NOW, THEREFORE, the Trustees hereby the Trustees hereby make the following revisions to the Agreement:

ESTABLISHMENT AND DESIGNATION OF CLASSES OF THE SUB-TRUSTS

—	Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further classes of any Sub-Trusts, and without affecting the rights and preferences of any existing Sub-Trust or class of any existing Sub-Trust, the Trustees hereby establish and designate new Class C Shares and Class S Shares for the existing Fixed Income I Fund.

In furtherance thereof, the Trustees direct that new Class C Shares and Class S Shares of the existing Fixed Income I Fund shall have all the relative rights and preferences set forth in Section 4.2 and 4.3 of the Agreement, shall represent an equal proportionate interest in the underlying assets and liabilities of the Sub-Trusts, and shall generally have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, obligations, qualifications and terms and conditions as all other Shares of such Sub-Trust, except as set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Thaddas L. Alston	/s/ Kristianne Blake
Thaddas L. Alston	Kristianne Blake

/s/ Daniel P. Connealy	/s/ Jonathan Fine
Daniel P. Connealy	Jonathan Fine

/s/ Raymond P. Tennison	/s/ Jack R. Thompson
Raymond P. Tennison	Jack R. Thompson

/s/ Julie W. Weston
Julie W. Weston

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